Exhibit 99.1

Guidant Shareholders Overwhelmingly Approve Acquisition Agreement with Johnson & Johnson

Indianapolis, Ind. – April 27, 2005 – Guidant Corporation (NYSE: GDT) announced that at a special meeting of shareholders held today in Indianapolis, Guidant shareholders overwhelmingly approved the agreement whereby Johnson & Johnson will acquire Guidant for $76 per share or $25.4 billion in fully diluted equity. The agreement, which was announced on December 15, 2004, remains subject to European and U.S. regulatory review, as well as other customary closing conditions.

Ronald W. Dollens, president and CEO, Guidant Corporation, commented, “Guidant’s strong innovative and entrepreneurial culture provides a foundation for an excellent strategic fit with Johnson & Johnson. We firmly believe this business combination offers an unprecedented breadth of capabilities and resources that will accelerate the growth of new therapies and technologies, benefiting millions of patients around the world.”

The terms of the agreement provide for a collar that, under certain circumstances, could value the acquisition price at either more or less than the announced acquisition price of $76 per share. The announced price reflects $30.40 in cash and $45.60 in Johnson & Johnson common stock per share, provided the volume weighted average trading price of Johnson & Johnson common stock is between $55.45 and $67.09 during the 15-day trading period ending three days prior to the transaction closing. Outside this range, each Guidant share exchanged will be converted into a fixed number of shares of Johnson & Johnson common stock equal to .8224 shares (at $55.45 or below) or .6797 shares (at $67.09 or above), plus $30.40 in cash. On April 26, the closing price for Johnson & Johnson common stock was $68.02 per share.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The company, driven by a strong entrepreneurial culture of more than 12,000 employees, develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life’s most threatening medical conditions. For more information, visit www.guidant.com.

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This release includes forward-looking statements concerning the merger that are based on assumptions about many important factors, including regulatory approvals of the transaction and satisfaction of other conditions to closing; technological advances and patents rights attained by competitors; challenges inherent in new product development and operating in a highly regulated industry; domestic and foreign health care reforms and governmental laws and regulations affecting domestic and foreign operations; and other factors listed on exhibit 99 to Guidant’s most recent filing on Form 10-K. As such, they involve risks that could cause actual results to differ materially. The company does not undertake to update its forward-looking statements.